Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 88 to the Registration Statement (Form N-1A, No. 33-43472) of Federated Fixed Income Securities, Inc., and to the incorporation by reference of our report, dated January 24, 2018, on Federated Strategic Income Fund (a portfolio within Federated Fixed Income Securities, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2018